Exhibit 99.1

Avon Declares Special Cash Dividend

NEW YORK, December 24, 2019 – The Board of Directors of Avon Products, Inc. (NYSE: AVP) (the “Company”) today approved a one-time special cash dividend on the Company’s common stock and Series C Preferred Stock (on an as-converted to common stock basis) of $0.01604429 per share (the “Special Dividend”) in connection with the previously announced proposed acquisition of the Company by Natura &Co Holding S.A. (B3: NTCO3), a new holding company for Natura Cosméticos S.A. (B3: NATU3). The Special Dividend is payable to shareholders of record as of the close of business on December 30, 2019 and will be paid on January 6, 2020.

About Avon Products Inc.
For more than 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent sales Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1 billion to women’s causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.avonworldwide.com. #stand4her

Media inquiries Avon:

Natalie Deacon, Executive Director Communications, Avon Products, Inc.

+ 44(0) 7725 150853

Email: media.enquiries@avon.com / natalie.deacon@avon.com

Investor Relations Avon:

Amy Greene, Vice President, Investor Relations, Avon Products, Inc.

+ 001 212 282 5320

Email: amy.greene@avon.com

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s Annual Report on Form 10-K for the year ended December 31, 2018, and Avon’s other filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.